PIEZO INSTRUMENTS, INC. ANNOUNCES LETTER OF INTENT TO
                    ACQUIRE OMNI MEDICAL HOLDINGS, INC.


Salt Lake City, Utah - August 6, 2003 - Piezo Instruments, Inc. ("Piezo" or the "Company") (OTCBB: PIEZ) announced the execution of a Letter of Intent to acquire Omni Medical Holdings, Inc. ("Omni"). Terms of the Letter of Intent call for Piezo to issue 16,000,000 post-split shares of its common stock to the shareholders of Omni for all of the outstanding common shares of Omni.

As part of the definitive agreement, and prior to closing, Piezo shall have completed a reverse split of its outstanding securities of approximately 14.5 to one, and certain principal stockholders of Piezo shall have canceled sufficient shares of their common stock so that all but 2,000,000 post-split shares of the outstanding common stock of Piezo will remain outstanding.

Omni Medical Holdings is a medical service company providing transcription, billing and collection services to healthcare providers throughout the United States. Based in Rapid City, South Dakota, Omni currently has offices in three states with 30 employees. Growth plans include both additional acquisitions in various medical service areas, as well as internal sales growth.

Closing of the definitive agreement is subject to certain requirements including completion of final documentation, due diligence and other customary pre-closing conditions. There is no assurance this transaction will be completed.

This Press Release does not constitute an offer of any securities for sale.

***
This press release may contain forward-looking statements, including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company's plan of operation, changes in the Company's anticipated earnings, continuation of current contracts, changes in gaming and other applicable regulations, and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-QSB. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Piezo Instruments, Inc.
Contact:  Thomas J. Howells, President
Telephone:  (801) 641-5452